BOOKHAM ENTERS INTO TRANSACTIONS TO ELIMINATE
LONG-TERM DEBT AND ANNOUNCES EXTENDED SUPPLY
AGREEMENT WITH NORTEL NETWORKS
•	Retires $45.9 million of secured notes

•	Converts $19.4 million of $25.5 million outstanding Convertible Debentures

•	Agrees to covert remaining $6.1 million of outstanding Convertible Debentures, subject to shareholder approval

•	Signs extended supply agreement with Nortel through calendar 2006

•	Reiterates revenue guidance for the quarter ended December 31, 2005
SAN JOSE, Calif., – January 13, 2006 – Bookham, Inc. (Nasdaq: BKHM), a leading provider of optical components, modules and subsystems, announced today that it has entered into a series of financing transactions, which will result in the retirement of the Company’s $45.9 million of secured notes and $19.4 million of the $25.5 million of outstanding Convertible Debentures. For these transactions, the Company used $20.0 million of cash to repay a portion of debt, and plans to issue an aggregate of approximately 10.3 million shares of common stock and new warrants to purchase approximately 1.1 million shares of common stock, and will use approximately $2.2 million in cash to prepay interest that would have accrued in future periods under the terms of the Debentures.
Bookham also announced that it has entered into an agreement with Nortel Networks Corporation (NYSE: NT; TSX: NT) to amend and extend the current supply agreement through 2006.
As part of the transactions, Bookham paid Nortel $20.0 million in cash plus accrued interest to retire its $20.0 million aggregate principal amount Series A-2 Senior Secured Note due November 2007.
In an additional transaction, the Company issued approximately 5.12 million shares of Bookham’s common stock and warrants to purchase 686,000 shares of common stock in exchange for the $25.9 million aggregate principal amount Series B-1 Senior Secured Note due November 2006. The newly issued warrants have an exercise price of $7.00 per share and a term of five years. This additional transaction, which was led by New York-based Cipher Merchant Partners, LLC, included a selected number of accredited institutional investors who had entered into separate purchase agreements to purchase portions of the Company’s Series B-1 Senior Secured Note.

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Bookham also entered into transactions with the holders of its 7.0% Senior Unsecured Convertible Debentures. In these transactions, the owners of the Convertible Debentures converted $19.4 million of the $25.5 million of outstanding Convertible Debentures into approximately 3.9 million shares of Bookham common stock. These holders also received warrants to purchase approximately 304,000 shares of common stock, which have an exercise price of $7.00 per share with a term of five years, and approximately $1.7 million in cash.
In addition, the holder of the Debentures have agreed, subject to shareholder approval, to convert the remaining $6.1 million of outstanding Convertible Debentures into approximately 1.3 million shares of Bookham common stock, and upon conversion would also receive warrants to purchase approximately 109,000 shares of common stock with an exercise price of $7.00 per share with a term of five years, and approximately $0.5 million in cash. The Company expects to seek shareholder approval for this portion of the transaction within the next 60 days.
Extends Supply Agreement With Nortel
The Company also announced today it has entered into an agreement with Nortel Networks to amend the current supply agreement and extend certain purchase commitments, which were scheduled to expire on April 29, 2006. Under the terms of the amended supply agreement, Nortel will purchase a minimum of $72 million in product from Bookham during calendar 2006. In addition, Nortel has entered into a Lock-up Agreement through July 1, 2006 for the approximately 4.0 million shares of Bookham common stock that Nortel currently owns.
Company Reiterates Second Quarter Fiscal 2006 Revenue Guidance
The Company reiterates its previous revenue guidance, which was announced on November 2, 2005, that it expects revenue for the second quarter of fiscal 2006, ended December 31, 2005, to be in the range of $58 million to $61 million. Bookham cautions that its anticipated revenue results are preliminary based on the best information currently available and subject to completion of preparation of the financial statements for the second quarter of fiscal 2006.
Bookham will hold a conference call to discuss its second quarter fiscal 2006 financial results and recent corporate events on Thursday, February 2, 2006. Information to participate in the conference call will be distributed the week of January 16, 2006.
“Following our successful financing activities in 2005, Bookham commenced 2006 by achieving another significant milestone in its financing plan. The current financing transactions, together with the extended supply agreement we executed with Nortel, strengthens our financial position,” said Dr Giorgio Anania, president and CEO of Bookham

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Inc. “By eliminating our long-term debt and Convertible Debentures we will significantly improve our balance sheet. In addition, the revised supply agreement with Nortel extends important commitments through all of calendar 2006 with an important customer and leader in the optical equipment industry.”
Burnham Hill Partners acted as the financial advisor in connection with the transactions discussed herein. Burnham Hill Partners is a division of Pali Capital Inc., a New York City-based registered broker-dealer. Cipher Merchant Partners, LLC, is an affiliate of Burnham Hill Partners.
The Company has agreed to file a registration statement with the Securities and Exchange Commission (SEC) covering the resale of the shares of common stock and the shares of common stock issuable upon exercise of the warrants issued in the transactions. Please refer to the
Form 8-K that the Company intends to file with the SEC for complete details regarding the transactions discussed herein.
About Bookham
Bookham, Inc. is a global leader in the design, manufacture and marketing of optical components, modules and subsystems. The Company’s optical components, modules and subsystems are used in various applications and industries, including telecommunications, data communications, aerospace, industrial and military. The Company has operations in the UK, US, Canada, China and Switzerland; and employs approximately 2000 people worldwide.
Bookham is a registered trademark of Bookham Technology plc.
Safe Harbor Statement
Any statements in this announcement about the future expectations, plans or prospects of Bookham, including statements containing the words “believe”, “plan”, “anticipate”, “expect”, “estimate”, “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including factors described in Bookham’s annual report on Form 10-K. These include continued demand for optical components, transfer of test and assembly operations to China, no further degradation in the $/£ exchange rate and the continued ability of the Company to maintain requisite financial resources. The forward-looking statements included in this announcement represent Bookham’s view as of the date of this release. Bookham anticipates that subsequent events and developments may cause Bookham’s views to change. However, Bookham disclaims any

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intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document. Those forward-looking statements should not be relied upon as representing Bookham’s views as of any date subsequent to the date of this announcement.
Contact
Jim Fanucchi
Summit IR Group Inc.
(408) 404-5400
ir@bookham.com
Bookham, Inc.
Steve Abely
Chief Financial Officer
(408) 383-1400

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